UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934


Highland Hospitality Corp.
(Name of Issuer)

Common Stock
(Title of Class of Securities)


430141101
(CUSIP Number)


Check the appropriate box to designate the rule
pursuant to
which this Schedule is filed:
	Rule 13d-1(b)
?	Rule 13d-1(c)
?	Rule 13d-1(d)



Page 1 of 8 Pages

1
NAME OF REPORTING PERSON:
LaSalle Investment Management, Inc.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-4160747

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)	?

	(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF
 ORGANIZATION
Maryland

5
SOLE VOTING POWER

241,200

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

241,200


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

931,948

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle Investment
Management (Securities), L.P.
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.9%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!

1
NAME OF REPORTING PERSON:
LaSalle Investment Management (Securities), L.P.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)	?

	(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF
ORGANIZATION
Maryland

5
SOLE VOTING POWER

1,173,253

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

1,173,253


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,556,551

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
 SHARES*

Excludes shares beneficially owned by LaSalle Investment
Management, Inc.
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.1%

12
TYPE OF REPORTING PERSON*
IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
(a) Name of Issuer
Highland Hospitality Corp.

	(b)	Address of Issuer's Principal Executive
 Offices
		8405 Greensboro Drive
		McLean, VA  22102

Item 2.
     LaSalle Investment Management, Inc. provides the
 following
information:
     	(a)	Name of Person Filing
		LaSalle Investment Management, Inc.

(b) Address of Principal Business Office or,
(c)  if none,
Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		411465107
     	LaSalle Investment Management (Securities), L.P.
provides
 the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management (Securities),
 L.P.

(b) Address of Principal Business Office or,
(c) if none,
Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		94856P102

Item 3.*	If this statement is filed pursuant to Rule
13d-1(b),
 or 13d-2(b), check whether the person filing is a:
      (a)	?	Broker or Dealer registered under
Section 15 of
 the Act
      (b)	?	Bank as defined in Section 3(a)(6)
of the Act
      (c)	?	Insurance Company as defined in Section
3(a)(19)
 of the Act
(d)	?	Investment Company registered under Section
 8 of the
 Investment Company Act
(e)		Investment Adviser registered under Section
203 of the
Investment Advisers Act of 1940
(f)	?	Employee Benefit Plan, Pension Fund which is
 subject to the provisions of the Employee Retirement
Income Security Ac
t of 1974 or
Endowment Fund; see 240.13d-1(b)(1)(ii)(F)
(g)	?	Parent Holding Company, in accordance with
240.13d-1(b)
(ii)(G) (Note:  See Item 7)
(h)	?	A savings association as defined in section
3(b) of the
 Federal Deposit Insurance Act
(i)	?	A church plan that is excluded from the
 definition of an
 investment company under section 3(c)(14) of the
Investment Company
 Act of 1940
(j)	?	Group, in accordance with 240.13d-1(b)-1(ii)(J)

* This response is provided on behalf of LaSalle Investment
*  Management, Inc. and LaSalle Investment Management
* (Securities), L.P., each an investment adviser under
*  Section 203 of the Investment Advisers Act of 1940.

Item 4.	Ownership
     If the percent of the class owned, as of December
 31 of the
 year covered by the statement, or as of the last day
 of any month
 described in Rule 13d-1(b)(2), if applicable, exceeds
five percent,
 provide the following information as of that date
 and identify
 those shares which there is a right to acquire.
     LaSalle Investment Management, Inc. provides
 the
following information:
	(a)	Amount Beneficially Owned
      	931,948
      	(b)	Percent of Class
      	1.9%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		241,200

		(ii)	shared power to vote or to direct the vote
      		0

		(iii)	sole power to dispose or to direct the
 disposition of
      		241,200

(iv) shared power to dispose or to direct the
(v)  disposition of
      		0
     LaSalle Investment Management (Securities), L.P.
 provides
 the following information:
	(a)	Amount Beneficially Owned
      	2,556,551

	(b)	Percent of Class
      	5.1%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		1,173,253

		(ii)	shared power to vote or to direct the vote
      		0


		(iii)	sole power to dispose or to direct the
disposition of
      		1,173,253

(iv) shared power to dispose or to direct the
(v) disposition of
      		0

Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.


Item 6.	Ownership of More than Five Percent on Behalf of
 Another Person

      	Not applicable.


Item 7.	Identification and Classification of the
 Subsidiary Which
 Acquired the Security Being Reported on By the Parent
 Holding Company

      	Not applicable.


Item 8.	Identification and Classification of Members
 of the
Group

      	The two members of the Group are: LaSalle
 Investment
 Management, Inc. ("LaSalle") and LaSalle Investment
 Management
 (Securities), L.P. ("LIMS").

      	LIMS is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is LaSalle Investment Management (Securities), Inc., a Maryland
corporation, the sole stockholder of which is LaSalle.
LaSalle and LIMS, each a registered investment adviser, have different advisory clients.


Item 9.	Notice of Dissolution of Group

      	Not applicable.


Item 10.	Certification
     	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

	The parties agree that this statement is filed on behalf of each of them.


Dated:	February 14, 2006


LASALLE INVESTMENT
MANAGEMENT, INC.


By:/s/ Denise R. Organt_________________
Name:	Denise R. Organt
Title:	Vice President


LASALLE INVESTMENT
MANAGEMENT
(SECURITIES), L.P.


By:/s/ Denise R. Organt__________________
Name:	Denise R. Organt
Title:	Vice President



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